Exhibit 99.1
NEWS RELEASE

Contacts:
OSI Pharmaceuticals	Burns McClellan, Inc. (representing OSI)
Kathy Galante(investors/media)	Justin Jackson (media)
631-962-2043	Laura Siino (investors)
Kim Wittig (media)	(212) 213-0006
212-824-3204
OSI Pharmaceuticals Announces First Quarter 2007 Financial Results
- Reports Earnings of $0.33 Per Share from Continuing Operations —
- Total Revenue Up 31% Over First Quarter 2006 -
MELVILLE, NY — April 26, 2007 — OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today its financial results for the Company’s first quarter ended March 31, 2007. The Company reported net income from continuing operations of $19.7 million (or $0.33 per share) for the three months ended March 31, 2007, compared with net income from continuing operations of $376,000 (or $0.01 per share) for the first quarter of 2006. On an adjusted basis, the Company reported net income from continuing operations of $0.35 per share for the three months ended March 31, 2007.
The Company reported total revenues from continuing operations of $77 million for the first quarter of 2007 compared to revenues of $59 million for the first quarter of 2006, an increase of 31%. The increase is primarily due to the growth in revenues arising from worldwide Tarceva® (erlotinib) sales. Total worldwide net sales of Tarceva for the first quarter of 2007 were approximately $198 million, as reported by Genentech, Inc. and Roche, the Company’s collaborators for Tarceva, and represent a 48% growth in global sales compared to global sales of $133 million in the first quarter 2006.
Total revenues from continuing operations for the first quarter of 2007 are comprised of the following key items:
•	Net revenues from the unconsolidated joint business for Tarceva of $39 million, compared to $36 million in the first quarter of 2006, arising from the Company’s co-promotion arrangement with Genentech. The net revenues are based on total U.S. Tarceva sales of $102 million, compared to $93 million in the first quarter of 2006;

•	Royalties on product licenses of $19 million compared to $8 million in the first quarter of 2006 from Roche, the Company’s international partner for Tarceva. The royalty revenues are based on total rest of world sales of $96 million which increased 140%, compared to the $40 million reported in the first quarter of 2006;

•	License, milestone and other revenues of $19 million compared with $16 million in the first quarter of 2006. The increase is comprised primarily of milestone and royalty income related to worldwide non-exclusive licensing agreements under the Company’s DP-IV patent portfolio covering the use of DP-IV inhibitors for treatment of type 2 diabetes, and the amortization of an upfront license fee related to a licensing agreement granted to Eli Lilly and Company, in January 2007, for our Glucokinase Activator program. Offsetting these increases was a decline in commissions related to sales of Novantrone® (mitoxantrone for injection concentrate) which lost patent exclusivity in April 2006.
Operating expenses from continuing operations for the first quarter of 2007 were $58.1 million, compared to $57.6 million for last year’s first quarter. Cost of goods sold decreased slightly to $1.9 million, compared to $2.2 million in the prior year period and represents costs associated with the manufacturing and supply of Tarceva. Research and development expense for the first quarter of 2007 increased $3.5 million to $30.6 million compared to $27.1 million for last year’s first quarter. Selling, general and administration expenses for the first quarter of 2007 decreased $2.7 million to $25.1 million compared to $27.8 million for the first quarter of 2006. Operating expenses include $4.0 million (or $0.07 per share) of equity related compensation expense for the first quarter of 2007, compared to $2.8 million (or $0.05 per share) for the first quarter of 2006.
Discontinued Operations
On November 6, 2006, we announced our intention to divest our eye disease business, a process which we expect to complete in 2007. Our eye disease business consists principally of Macugen ® (pegaptanib sodium injection), our marketed product for the treatment of wet AMD, as well as research assets in the eye disease area. As a result of our decision to divest the eye disease business, or Eyetech, the operating results for Eyetech, for all periods presented, is shown as discontinued operations in the accompanying consolidated statement of operations.
The Company’s net income, including results from discontinued operations, was $6.6 million (or $0.12 per share) for the three months ended March 31, 2007, compared with a net loss of $17.9 million (or $0.31 per share) reported for the first quarter of 2006.
Conference Call
OSI will host a conference call reviewing the Company’s financial results, product portfolio and business developments on April 26, 2007 at 5:00PM (Eastern Time). To access the live webcast or the fourteen-day archive via the Internet, log on to www.osip.com. Please connect to the Company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-800-665-0430 (U.S.) or 1-913-312-1300 (international) to listen to the call. Telephone replay is available approximately two hours after the call through May 9, 2007. To access the replay, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The conference ID number is 4884209.

About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. For additional information about OSI, please visit http://www.osip.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
	Unaudited	Unaudited
Revenues:
Net revenue from unconsolidated joint business	$39,122	$35,655
Royalties on product licenses	19,293	8,014
License, milestone, and other revenues	19,054	15,586

Total revenues	77,469	59,255

Expenses:
Cost of goods sold	1,904	2,222
Research and development	30,626	27,078
Selling, general and administrative	25,129	27,808
Amortization of intangibles	458	448

Total expenses	58,117	57,556

Income from continuing operations	19,352	1,699

Other income (expense):
Investment income — net	3,095	1,367
Interest expense	(1,803)	(1,798)
Other expense — net	(949)	(892)

Net income from continuing operations	19,695	376
Loss from discontinued operations	(13,054)	(18,231)

Net income (loss)	$6,641	$(17,855)

Basic and diluted income (loss) per common share:
Basic earnings (loss)
Continuing operations	$0.34	$0.01
Discontinued operations	$(0.23)	$(0.32)
Net income (loss)	$0.12	$(0.31)
Diluted earnings (loss)
Continuing operations	$0.33	$0.01
Discontinued operations	$(0.21)	$(0.32)
Net income (loss)	$0.12	$(0.31)

Weighted average shares of common stock outstanding:
Basic shares	57,302	56,815
Diluted shares	61,733	57,262

	March 31,	December 31,
	2007	2006
	Unaudited
Cash and investments securities (including restricted investments)	$241,108	$216,368

OSI Pharmaceuticals, Inc. and Subsidiaries
Reconciliation from Reported Income from Continuing Operations and Reported Diluted Income
Per Share to Adjusted Income from Continuing Operations and Income Per Share
(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
	unaudited	unaudited
Reported net income from continuing operations	$19,695	$376
Non GAAP adjustments	1,224	2,365

Adjusted net income from continuing operations	$20,919	$2,741

Reported diluted income per common share from continuing operations	$0.33	$0.01
Non GAAP adjustments	0.02	0.04

Adjusted diluted income per common share from continuing operations	$0.35	$0.05

	Three Months Ended March 31,
Adjusted amounts shown above include the following:	2007	2006
Facility related restructuring charges (a)	$387	$2,365
Severance related restructuring charges (b)	837	—

Total Non GAAP adjustments	$1,224	$2,365

(a)	Represents facility restructuring charges included in SG&A for the three months ended March 2007 and 2006.

(b)	Represents a charge for severance related to planned workforce reductions ($363 included in R&D and $474 included in SG&A).
The table above details the charges excluded in the calculation of the Company’s adjusted income from continuing operations. Management believes that these charges are not reflective of the Company’s normal on-going operations. The adjusted financial results can assist in making meaningful period-over-period comparisons and in identifying operating trends that could otherwise be masked or distorted by the items subject to the adjustments. Management uses the adjusted results internally to evaluate the performance of the business, including the allocation of resources as well as the planning and forecasting of future periods and believes these results are useful to others in analyzing operating performance and trends of the Company. The adjusted amounts are not, and should not be viewed as, substitutes for U.S. GAAP amounts.